Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-163231 on Form S-8 of our report dated March 26, 2010 (June 2, 2010 as to the effects of the restatement discussed in Note 18), relating to the consolidated financial statements and financial statement schedule of Bell Microproducts Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the adoption of Financial Accounting Standards Board ASC 470-20, Debt with Conversion and Other Options (formerly FSP APB 14-1) and the restatement described in Note 18 to those consolidated financial statements) and our report dated March 26, 2010, relating to the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009 (June 2, 2010 as to the material weakness relating to the preparation of the statements of cash flows) (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), appearing in the Annual Report on Form 10-K/A (Amendment No. 2) of the Company for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP
San Jose, California
June 2, 2010